Exhibit 3

Lock-Up Agreement

January 3, 2023

Interactive Strength Inc.

1005 Congress Ave

Austin, TX 78701

Re:	Lock-Up Agreement

Ladies and Gentlemen:

The undersigned (the “Investor”) is purchasing shares of Class A Common Stock (“Common Stock”) of Interactive Strength Inc., a Delaware corporation (the “Company”), pursuant to that certain Class A Common Stock Purchase Agreement dated as of December 19, 2022 by and among the Company, the undersigned and the other investors party thereto (the “Purchase Agreement”). In connection with such investment in the Company pursuant to the Purchase Agreement and in consideration of Investor’s right to participate in the transactions contemplated by the Purchase Agreement, Investor is hereby delivering this letter agreement (the “Letter Agreement”) to the Company to set forth certain additional transfer restrictions that will apply to the shares of Company capital stock held by Investor. Exhibit A set forth the meaning of certain capitalized terms used herein and any other capitalized terms used herein and not otherwise defined shall have the meanings set forth in the Purchase Agreement.

In consideration of the Company’s sale of shares of Common Stock to the Investor pursuant to the Purchase Agreement, and for other good and valuable consideration, the receipt of which is hereby acknowledged, the undersigned Investor hereby agrees that, it will not, without the prior written consent of the managing underwriter, during the period commencing on the date of the final prospectus relating to the IPO and ending on the date specified by the Company and the managing underwriter (such period not to exceed 540 days in the case of the IPO, or such other period as may be requested by the Company or an underwriter to accommodate regulatory restrictions on (1) the publication or other distribution of research reports, and (2) analyst recommendations and opinions, including, but not limited to, the restrictions contained in applicable FINRA rules, or any successor provisions or amendments thereto), (i) lend; offer; pledge; sell; contract to sell; sell any option or contract to purchase; purchase any option or contract to sell; grant any option, right, or warrant to purchase; or otherwise transfer or dispose of, directly or indirectly, any shares of Common Stock or any securities convertible into or exercisable or exchangeable (directly or indirectly) for Common Stock held immediately before the effective date of the registration statement for such offering (collectively, the “Lock-Up Securities”) or (ii) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of such Lock-Up Securities, whether any such transaction described in clause (i) or (ii) above is to be settled by delivery of Common Stock or other securities, in cash, or otherwise. The foregoing provisions of this paragraph shall apply only to the IPO and shall not apply to the sale of any shares to an underwriter pursuant to an underwriting agreement. The underwriters in connection with such registration are intended third-party beneficiaries of this Letter Agreement and shall have the right, power and authority to enforce the provisions hereof as though they were a party hereto. The Investor further agrees to execute such agreements as may be reasonably requested by the underwriters in connection with such registration that are consistent with this Letter Agreement or that are necessary to give further effect thereto.

Notwithstanding the foregoing, in the event that on any date following the date that is 180 days immediately following the date of the final prospectus relating to the IPO (i) the Company’s 30-day trailing volume-

weighted average price per share of Common Stock on the exchange on which the Common Stock is then traded during the regular trading session (and excluding pre-market and after-hours trading) (the “30-day Trailing VWAP”) is equal to or greater than 1.5 times the IPO Price (as defined on Exhibit A), then one- third (1/3rd) of the Lock-Up Securities shall be released from the restrictions contemplated by the immediately preceding paragraph as of such date, (ii) the Company’s 30-day Trailing VWAP is equal to or greater than 2 times the IPO Price (as defined on Exhibit A), then an additional one-third (1/3rd) of the Lock-Up Securities shall be released from the restrictions contemplated by the immediately preceding paragraph as of such date, and (iii) the Company’s 30-day Trailing VWAP is equal to or greater than 2.5 times the IPO Price (as defined on Exhibit A), then the remaining Lock-Up Securities shall be released from the restrictions contemplated by the immediately preceding paragraph as of such date.

In furtherance of the foregoing, the Company, and any duly appointed transfer agent for the registration or transfer of the securities described herein, are hereby authorized to decline to make any transfer of securities if such transfer would constitute a violation or breach of this Letter Agreement.

The undersigned hereby represents and warrants that the undersigned has full power and authority to enter into this Letter Agreement. All authority herein conferred or agreed to be conferred and any obligations of the undersigned shall be binding upon the successors, assigns, heirs or personal representatives of the undersigned.

The undersigned hereby consents to receipt of this Letter Agreement in electronic form and understands and agrees that this Letter Agreement may be signed electronically. In the event that any signature is delivered by facsimile transmission, electronic mail, or otherwise by electronic transmission evidencing an intent to sign this Letter Agreement, such facsimile transmission, electronic mail or other electronic transmission shall create a valid and binding obligation of the undersigned with the same force and effect as if such signature were an original. Execution and delivery of this Letter Agreement by facsimile transmission, electronic mail or other electronic transmission is legal, valid and binding for all purposes.

This Letter Agreement and any claim, controversy or dispute arising under or related to this Letter Agreement shall be governed by and construed in accordance with the laws of the State of Delaware.

[Signature Page Follows]

Lock-Up Agreement

IF A NATURAL PERSON:	IF AN ENTITY OR TRUST:

block.one Investments 1
(Duly authorized signature)	(Please print complete name of entity)

Name:	By:
/s/ Andrew Bliss
(Please print full name)	(Duly authorized signature)

Name:	Andrew Bliss
(Please print full name)

Title:	Director
(Please print full title)

Date:	Date:

31 January 2023

Address/Email:	Address/Email:

c/o Maples Corporate Services Limited
PO Box 309 Ugland House, South Church Street,
George Town, Grand Cayman, Cayman Islands

notices@block.one

Agreed and Acknowledged:

INTERACTIVE STRENGTH INC.

By:	/s/ Trent Ward
Name:	Trent Ward
Title:	CEO